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                                                                    EXHIBIT 11.1

                   IXC COMMUNICATIONS, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
EARNINGS
  Net income (loss)....................................................  $(19,878)    $(11,699)
     Less: Dividends applicable to preferred stock.....................      (470)        (433)
                                                                         --------     --------
  Net income (loss) applicable to common stockholders..................  $(20,348)    $(12,132)
                                                                         ========     ========
PRIMARY
  Weighted average number of shares outstanding........................    30,799       24,335
  Add: Effect, for periods prior to the initial public offering (IPO),
     of common stock options issued within one year of the IPO.........       810          833
  Less: Assumed repurchase of shares under the treasury stock method...       (82)        (157)
                                                                         --------     --------
  Number of shares used to compute earnings (loss) applicable to common
     shareholders......................................................    31,527       25,011
                                                                         ========     ========
FULLY DILUTED
  Weighted average number of shares outstanding........................    30,799       24,335
  Add: Effect, for periods prior to the IPO, of common stock options
     issued within one year of the IPO.................................       810          833
  Less: Assumed repurchase of shares under the treasury stock method...      (125)        (157)
                                                                         --------     --------
  Number of shares used to compute earnings (loss) applicable to common
     shareholders......................................................    31,484       25,011
                                                                         ========     ========
  PRIMARY LOSS PER COMMON SHARE........................................  $  (0.65)    $  (0.49)
                                                                         ========     ========
  FULLY DILUTED LOSS PER COMMON SHARE..................................  $  (0.65)    $  (0.49)
                                                                         ========     ========